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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   Seinberg             Steven
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   (Last)               (First)                 (Middle)

                                935 Pardee Street
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                                    (Street)

  Berkeley               CA                    94710
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

                                  BioTime (BTX)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

                                     12/01
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   ______Chief Financial Officer______
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [ ]  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Shares, no par value                                                                      24,000*         D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction
                                                                        4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Option to Purchase                                                              Common
Common Shares       $18.25                                   11/24/97           Shares     3,000   N/A      3,000    D
                                                             11/23/02
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Option to Purchase                                                              Common
Common Shares       $11.75                                    4/15/99  4/14/04  Shares     3,000   N/A      3,000    D
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Option to Purchase                                                              Common
Common Shares       $9.00                                     1/07/00  1/06/05  Shares     3,000   N/A      3,000    D
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Option to Purchase                                                              Common
Common Shares       $4.95   11/12/01            10,000       11/12/01           Shares    10,000   N/A     10,000    D
                                                             11/11/06
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Option to Purchase                                                              Common
Common Shares       $4.80   11/13/01            5,000        11/13/01           Shares     5,000   N/A      5,000    D
                                                             11/12/06
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
Explanation of Responses:

* Includes 24,000 shares that Mr. Seinberg may acquire through the exercise of stock options.



         s/Steven Seinberg                                 February 11, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.